Exhibit 99.1

Accuray Reports Fourth Quarter and Fiscal 2023 Financial Results

8% Q4 revenue growth; Record shipments for FY23; Company issues guidance for FY24

MADISON, Wisconsin, August 9, 2023— Accuray Incorporated (NASDAQ: ARAY) today reported financial results for the fourth quarter and fiscal 2023, ended June 30, 2023.

Fourth Quarter Fiscal 2023 Summary

•
Net revenue of $118.3 million, an increase of 7.5 percent from the same period in the prior fiscal year. Net revenue on a constant currency basis was $120.1 million, which represents a 9.1 percent increase versus the same period in the prior fiscal year.
•
GAAP net loss of $2.6 million, as compared to GAAP net loss of $3.5 million in the same period in the prior fiscal year. Adjusted EBITDA was $5.2 million in both the fourth quarter of fiscal 2023 and the same period in the prior fiscal year. GAAP net loss and adjusted EBITDA includes a $2.0 million bad debt reserve related to the unexpected U.S. bankruptcy of one customer.
•
Excluding the aforementioned bad debt reserve, GAAP net loss would have been $0.6 million and adjusted EBITDA would have been $7.2 million.
•
Gross orders were $88.4 million, which represented a book to bill ratio of 1.4.

Fiscal Year 2023 Summary

•
Net revenue of $447.6 million, an increase of 4.1 percent from the prior fiscal year. Net revenue on a constant currency basis was $465.5 million, which represents an 8.3 percent increase from the prior fiscal year.
•
GAAP net loss of $9.3 million, as compared to a GAAP net loss of $5.3 million in the prior fiscal year. Adjusted EBITDA was $23.9 million in fiscal 2023, as compared to adjusted EBITDA of $22.8 million in the prior fiscal year. GAAP net loss and adjusted EBITDA includes a $2.0 million bad debt reserve related to the unexpected U.S. bankruptcy of one customer.
•
Excluding the aforementioned bad debt reserve, GAAP net loss would have been $7.3 million and adjusted EBITDA would have been $26.0 million. This exclusion would have resulted in a 14 percent year-over-year increase to adjusted EBITDA.
•
Gross orders were $311.1 million, which represented a book to bill ratio of 1.3.

Other Recent Operational Highlights

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Grew the global installed base by 5% from June 30, 2022.
•
Generated positive free cash flow for full year FY23.
•
Received 510(k) clearance for the VitalHoldTM* breast package on the Radixact® System. The treatment option will also be available in the European Union.
•
Moved corporate headquarters to Madison, Wisconsin, effective July 31, 2023.

“I am pleased with our strong fourth quarter performance and the continued growth of the Accuray customer base. For the year, I’m incredibly proud of how our team navigated the macroenvironment, delivering historic revenue levels driven by robust adoption of our innovative solutions by clinical teams around the world. Additionally, we made significant progress against our strategic growth plan that we believe will enable the organization to continue to build a stronger business and invest in areas that are expected to deliver value to our customers and advance patient care,” said Suzanne Winter, President and Chief Executive Officer.

Fiscal Fourth Quarter Results

Total net revenue was $118.3 million for the fourth quarter of fiscal 2023, as compared to $110.0 million in the prior fiscal year fourth quarter. Product revenue totaled $62.5 million, as compared to $58.0 million in the prior fiscal year fourth quarter, while service revenue totaled $55.8 million, as compared to $52.0 million in the prior fiscal year fourth quarter.

Total gross profit in the fourth quarter of fiscal 2023 was $37.7 million, or 31.9 percent of net revenue, as compared to total gross profit of $43.0 million, or 39.1 percent of net revenue in the prior fiscal year fourth quarter. The decrease in gross profit margin was primarily driven by inflation, foreign exchange rate fluctuations, and deal mix.

Operating expenses were $38.1 million in the fourth quarter of fiscal 2023, as compared to $41.0 million in the prior fiscal year fourth quarter. Excluding the bad debt reserve related to the unexpected U.S. bankruptcy of one customer and Enterprise Resource Planning ("ERP") and ERP related expenditures, total operating expenses were down approximately 12 percent, as compared to the prior fiscal year fourth quarter.

Net loss was $2.6 million, or $0.03 per share, in the fourth quarter of fiscal 2023, as compared to a net loss of $3.5 million, or $0.04 per share, in the prior fiscal year fourth quarter. Adjusted EBITDA was $5.2 million in both the fourth quarter of fiscal 2023 and the prior fiscal year fourth quarter.

Gross orders totaled $88.4 million in the fourth quarter of fiscal 2023, as compared to $88.3 million in the prior fiscal year fourth quarter. Ending order backlog as of June 30, 2023 was $510.6 million, up from $506.6 million at March 31, 2023. In the fourth quarter, there were $15.3 million of order age-ins, $33.6 million in order age-outs, and no order cancellations.

Cash, cash equivalents, and short-term restricted cash were $89.9 million as of June 30, 2023, an increase of $0.7 million from March 31, 2023.

Fiscal Year 2023 Highlights

Total net revenue was $447.6 million for fiscal 2023, as compared to $429.9 million in the prior fiscal year period. Product revenue totaled $233.2 million, as compared to $214.7 million in the prior fiscal year period, while service revenue totaled $214.4 million, as compared to $215.2 million in the prior fiscal year period.

Total gross profit was $154.0 million for fiscal 2023, or 34.4 percent of net revenue, as compared to total gross profit of $160.0 million, or 37.2 percent of net revenue in the prior fiscal year period. The decrease in gross profit margin was primarily driven by inflation and foreign exchange rate fluctuations.

Operating expenses were $151.6 million for fiscal 2023, as compared to $151.8 million for the prior fiscal year period. Excluding the bad debt reserve related to the unexpected U.S. bankruptcy of one customer, ERP and ERP related expenditures, and restructuring charges, total operating expenses were down approximately 4 percent as compared to the prior fiscal year period.

GAAP net loss was $9.3 million, or $0.10 per share, for the fiscal 2023, as compared to a net loss of $5.3 million, or $0.06 per share, in the prior fiscal year period. Adjusted EBITDA was $23.9 million for fiscal 2023, as compared to $22.8 million in the prior fiscal year period.

Gross orders totaled $311.1 million for fiscal 2023, as compared to $332.3 million in the prior fiscal year period. Ending order backlog as of June 30, 2023 was $510.6 million, 9.4 percent lower than at the end of the prior fiscal year.

Cash, cash equivalents, and short-term restricted cash were $89.9 million as of June 30, 2023, an increase of $1.0 million from June 30, 2022.

Fiscal Year 2024 Financial Guidance

Accuray’s financial guidance is based on current expectations. The following statements are forward-looking and actual results could differ materially depending on market and economic conditions, supply chain disruption, and the factors set forth under “Safe Harbor Statement” below.

The Company is introducing guidance for fiscal year 2024 as follows:

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Total revenue is expected in the range of $460 million to $470 million, representing a year-over-year growth range of 3% to 5%.

•
Adjusted EBITDA is expected in the range of $27 million to $30 million.

“I couldn’t be prouder of our team, which delivered record annual revenue and unit volume despite facing significant challenges, including supply chain constraints, global inflationary pressure and foreign exchange headwinds. We balanced purposeful cost control with targeted investments in our business that we believe resulted in continued adoption of our technologies. In fiscal 2024, we will remain focused on executing to our plan and will continue to make strategic investments designed to enhance the value of our technologies. Our guidance reflects new product innovations expected to accelerate revenue growth in the second half of fiscal 2024,” said Ali Pervaiz, Chief Financial Officer.

Guidance for Adjusted EBITDA, a non-GAAP financial measures excludes depreciation and amortization, stock-based compensation expense, ERP and ERP related expenditures, interest expense and provision for income taxes. For more information regarding the non-GAAP financial measures discussed in this press release, please see "Use of Non-GAAP Financial Measures" below.

*VitalHold™ availability is subject to regulatory clearance or approval in some markets.

Conference Call Information

Accuray will host a conference call beginning at 1:30 p.m. PT/4:30 p.m. ET today to discuss results for the fourth quarter of fiscal 2023 as well as recent corporate developments. Conference call dial-in information is as follows:

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U.S. callers: (833) 316-0563
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International callers: (412) 317-5747

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Investor Relations section of Accuray’s website, www.accuray.com. There will be a slide presentation accompanying today’s event which can also be accessed on the company’s Investor Relations page at www.accuray.com.

In addition, a taped replay of the conference call will be available beginning approximately one hour after the call’s conclusion and will be available for seven days. The replay number is (877) 344-7529 (USA), or (412) 317-0088 (International), Conference ID: 2309660. An archived webcast will also be available on Accuray’s website until Accuray announces its results for the first quarter of fiscal 2024.

Use of Non-GAAP Financial Measures

Accuray reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”) and the rules of the SEC. To supplement its financial statements prepared and presented in accordance with GAAP, Accuray uses certain non-GAAP financial measures, such as adjusted EBITDA, gross orders on a constant currency basis and net revenue on a constant currency basis.

Accuray has supplemented its GAAP net income (loss) with a non-GAAP measure of adjusted earnings before interest, taxes, restructuring charges, ERP and ERP related expenditures, depreciation, amortization and stock-based compensation (“adjusted EBITDA”). The calculation of adjusted EBITDA also excludes certain non-recurring, irregular and one-time items. Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the company and facilitates a meaningful comparison of results for current periods with previous operating results. A reconciliation of GAAP net income (loss) (the most directly comparable GAAP measure) to non-GAAP adjusted EBITDA is provided in the schedules below.

Accuray has also reported certain operating results on a constant currency basis in order to facilitate period-to-period comparisons of its results without regard to the impact of foreign currency exchange rate fluctuations. Management believes disclosure of non-GAAP constant currency results is helpful to investors because it facilitates period-to-period comparisons of the company’s results by increasing the transparency of the underlying performance by excluding the impact of foreign currency exchange rate fluctuations. The GAAP measure most directly comparable to net revenue on a constant currency basis is revenue. Accuray calculates the constant currency amounts by translating local currency amounts in the current period using the same foreign translation rate used in the prior period being compared against rather than the actual exchange rate in effect during the current period.

There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

About Accuray

Accuray Incorporated (Nasdaq: ARAY) is committed to expanding the powerful potential of radiation therapy to improve as many lives as possible. We invent unique, market-changing solutions that are designed to deliver radiation treatments for even the most complex cases—while making commonly treatable cases even easier—to meet the full spectrum of patient needs. We are dedicated to continuous innovation in radiation therapy for oncology, neuro-radiosurgery, and beyond, as we partner with clinicians and administrators, empowering them to help patients get back to their lives, faster. Accuray is headquartered in Madison, Wisconsin, with facilities worldwide.

Safe Harbor Statement

Statements made in this press release that are not statements of historical fact are forward-looking statements and are subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release relate, but are not limited, to the company's future results of operations, including expectations regarding: total revenue and adjusted EBITDA; the effect of the global economic environment and the COVID-19 pandemic on the company and the market in general, including with respect to the company’s ability to navigate supply chain, logistics, macroeconomic, and foreign exchange challenges; delivering on the company’s strategic growth plan, progressing against long-term strategic goals, and continuing adoption of its technologies; the company’s ability to execute on margin and profitability expansion initiatives; expectations regarding investment in the company’s new ERP system; expectations regarding commercial strategy and execution as well as growth opportunities; expectations regarding the market in China as well as with respect to the company’s China joint venture and other strategic partnerships, including expected timing of regulatory clearances; expectations related to the markets in which the company operates; the company’s ability to accelerate profitability in the long run; the impact of strategic pricing actions on revenue and gross margins; expectations regarding new product innovations and its effect on revenue growth and EBITDA expansion; and the company’s ability to continue to build a stronger business and make investments that deliver value to customers and shareholders as well as advance patient care. These forward-looking statements involve risks and uncertainties. If any of these risk or uncertainties materialize, or if any of the company’s assumptions prove incorrect, actual results could differ materially from the results express or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the effect of the global macroeconomic environment, including foreign exchange, and the COVID-19 pandemic on the operations of the company and those of its customers and suppliers; disruptions to our supply chain, including increased logistics costs; the company's ability to achieve widespread market acceptance of its products; the company’s ability to realize the expected benefits of the China joint venture and other partnerships; risks inherent in international operations; the company's ability to maintain or increase its gross margins on product sales and services; delays in regulatory approvals or the development or release of new offerings; the company's ability to meet the covenants under its credit facilities; the company's ability to convert backlog to revenue; and such other risks identified under the heading “Risk Factors” in the company's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (the “SEC”) on May 8, 2023 and as updated periodically with the company's other filings with the SEC.

Forward-looking statements speak only as of the date the statements are made and are based on information available to the company at the time those statements are made and/or management's good faith belief as of that time with respect to future events. The company assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not put undue reliance on any forward-looking statements.

Aman Patel, CFA	Beth Kaplan
Investor Relations, ICR-Westwicke	Public Relations Director, Accuray
+1 (443) 450-4191	+1 (408) 789-4426
aman.patel@westwicke.com	bkaplan@accuray.com

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Financial Tables to Follow

Accuray Incorporated

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2023	2022	2023	2022
Net revenue:
Products	$62,454	$58,037	$233,192	$214,715
Services	55,838	51,986	214,413	215,194
Total net revenue	118,292	110,023	447,605	429,909
Cost of revenue:
Cost of products	42,000	31,887	153,627	127,287
Cost of services	38,614	35,116	140,018	142,667
Total cost of revenue	80,614	67,003	293,645	269,954
Gross profit	37,678	43,020	153,960	159,955
Operating expenses:
Research and development	14,187	14,569	57,129	57,752
Selling and marketing	10,667	14,362	46,178	49,664
General and administrative	13,281	12,041	48,271	44,391
Total operating expenses	38,135	40,972	151,578	151,807
Income (loss) from operations	(457)	2,048	2,382	8,148
Income (loss) on equity investment, net	1,612	(533)	2,572	241
Other expense, net	(3,131)	(2,940)	(11,742)	(10,391)
Loss before provision for income taxes	(1,976)	(1,425)	(6,788)	(2,002)
Provision for income taxes	580	2,027	2,492	3,345
Net loss	$(2,556)	$(3,452)	$(9,280)	$(5,347)
Net loss per share - basic	$(0.03)	$(0.04)	$(0.10)	$(0.06)
Net loss per share - diluted	$(0.03)	$(0.04)	$(0.10)	$(0.06)
Weighted average common shares used in computing loss per share:
Basic	95,945	93,047	94,884	92,095
Diluted	95,945	93,047	94,884	92,095

Accuray Incorporated

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	June 30,	June 30,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$89,402	$88,737
Restricted cash	524	204
Accounts receivable, net	74,777	94,442
Inventories	145,150	142,254
Prepaid expenses and other current assets	27,612	23,794
Deferred cost of revenue	568	1,459
Total current assets	338,033	350,890
Property and equipment, net	20,926	12,685
Investment in joint venture	15,128	13,879
Operating lease right-of-use assets	25,853	16,798
Goodwill	57,681	57,840
Intangible assets, net	210	250
Restricted cash	1,276	1,213
Other assets	20,107	19,294
Total assets	$479,214	$472,849
Liabilities and equity
Current liabilities:
Accounts payable	$33,739	$31,337
Accrued compensation	23,793	29,441
Operating lease liabilities, current	4,151	8,567
Other accrued liabilities	38,271	30,285
Customer advances	20,777	25,290
Deferred revenue	72,185	75,375
Short-term debt	5,721	8,563
Total current liabilities	198,637	208,858
Operating lease liabilities, non-current	$23,602	$10,453
Long-term other liabilities	4,675	3,748
Deferred revenue	27,079	24,694
Long-term debt	171,562	171,907
Total liabilities	425,555	419,660
Equity:
Common stock	97	94
Additional paid-in capital	555,276	543,211
Accumulated other comprehensive income	422	2,406
Accumulated deficit	(502,136)	(492,522)
Total equity	53,659	53,189
Total liabilities and equity	$479,214	$472,849

Accuray Incorporated

Summary of Orders and Backlog

(in thousands)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2023	2022	2023	2022
Gross Orders	$88,447	$88,342	$311,094	$332,268
Net Orders	67,756	42,828	182,932	167,316
Order Backlog	510,641	563,684	510,641	563,684
Book to bill ratio (a)	1.4	1.5	1.3	1.5

(a) Book to bill ratio is defined as gross orders for the period divided by product revenue for the period

Accuray Incorporated

Reconciliation of GAAP Net Income (Loss) to Adjusted Earnings Before Interest, Taxes, Depreciation,

Amortization, Stock-Based Compensation and Other (Adjusted EBITDA)

(in thousands)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2023	2022	2023	2022
GAAP net loss	$(2,556)	$(3,452)	$(9,280)	$(5,347)
Depreciation and amortization (a)	1,097	1,275	4,527	5,522
Stock-based compensation	2,452	2,694	10,053	10,600
Interest expense, net (b)	2,735	2,028	10,340	8,109
Provision for income taxes	580	2,027	2,492	3,345
Restructuring charges	—	—	2,738	—
ERP and ERP related expenditures	900	594	3,078	594
Adjusted EBITDA	$5,208	$5,166	$23,948	$22,823

(a) Consists of depreciation, primarily on property and equipment, as well as amortization of intangibles.

(b) Consists primarily of interest expense associated with outstanding debt.

Accuray Incorporated

Forward-Looking Guidance

Reconciliation of Projected Net Loss to Projected Adjusted Earnings Before Interest, Taxes, Depreciation, Amortization, Stock-Based Compensation and Other (Adjusted EBITDA)

(in thousands)

	Twelve Months Ending June 30, 2024
	From	To
GAAP net income (loss)	$(1,000)	$2,000
Depreciation and amortization (a)	4,500	4,500
Stock-based compensation	10,500	10,500
Interest expense, net (b)	10,000	10,000
Provision for income taxes	2,000	2,000
ERP and ERP related expenditures	1,000	1,000
Adjusted EBITDA	$27,000	$30,000

(a) Consists of depreciation, primarily on property and equipment as well, as amortization of intangibles.

(b) Consists primarily of interest expense associated with outstanding debt.